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                                                                   EXHIBIT 10.35

                             Plains Resources, Inc.


June 7, 2001

John T. Raymond
1025 South Shepherd, #301
Houston, Texas 77019

     Re:  Terms of Employment with the Company


Dear John,

I am pleased to offer you the position of Executive Vice President and Chief Operating Officer of Plains Resources, Inc (the "Company"). This offer letter shall outline the terms of your employment with the Company.

Subject to earlier termination by either you or the Company, you will be employed by the Company for a term of five years which began on May 17, 2001 (the "Effective Date"). The term of your employment will automatically be extended one year and again for successive one-year periods on each anniversary thereof, if you and the Company have agreed to new compensation terms at least ninety days prior to the end of the initial five-year period and any additional one-year extensions (the initial five-year term and any additional years are hereinafter referred to as the "Term"). Your annual salary shall be $300,000, and you shall be eligible for an annual target bonus of $300,000, subject to attainment of goals set forth by the Company's Board of Directors (the "Board").

Your compensation shall include options covering 300,000 shares of the Company's common stock (the "Options"), subject only to shareholder approval of the Company's new stock option plan (the "Plan"). The grant date of the Options shall be the date of this letter (June 7, 2001), and the Options shall have a per share exercise price equal to the fair market value of a share of Company common stock ("Common Stock") on the date of grant (which for purposes of this Agreement and the Plan is the closing sales prices of the Shares on the day prior to the grant date). One Option shall cover 200,000 shares of Common Stock, shall vest ratably over three years starting on the first anniversary of the Effective Date, shall have a five-year term, and shall contain such other terms and conditions as the Board shall decide. The second Option shall cover 100,000 shares, 50% of which shall vest when the closing price of the Common Stock equals or exceeds 150% of the exercise price of the Option for a period of 10 trading days during a period of 20 consecutive trading days, and 100% of which shall vest when the closing price of the Common Stock equals or exceeds 200% of the exercise price of the Option for a period of 10 trading days during a period of 20 consecutive trading days. Both Options generally shall be fully exercisable upon a "change in control" of the Company (as defined in the Plan), upon a termination of employment by the Company for any reason other than "cause" (as defined in the Plan) and upon your death.
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June 7, 2001
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In addition, you will be entitled to receive as soon as practicable after the
Effective Date, a signing bonus of $600,000. At your election, this payment shall be made in the form of a direct grant of shares of Common Stock, the number of which shall be determined by dividing the signing bonus amount by the fair market value of a share on the Effective Date, rounded down to the nearest whole share.

If the Company terminates your employment during the Term for any reason other than cause or if your employment terminates due to your death during the Term, you will receive a severance payment equal to two times the sum of your base salary and last earned annual bonus (provided, however, that if such termination shall take place prior to the end of the first full calendar year of employment (i.e., prior to December 31, 2002), the bonus amount used for the severance calculation shall be the target bonus), and the Options shall immediately vest. In addition, you will be entitled to health benefits for up to two years, subject to mitigation should you become entitled to health benefits under another plan.

During the Term and for any period thereafter, you shall not, without the written consent of the Board or a person authorized by the Board, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties as an executive of the Company, any confidential information obtained by you while in the employ of the Company with respect to the Company's business, including but not limited to technology, know-how, processes, maps, geological and geophysical data, other proprietary information and any information whatsoever of a confidential nature, the disclosure of which you know or should know will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by you) or any information which you may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

During the Term and for a period of one year thereafter, you shall not in North America, directly or indirectly engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, or guarantor of any person engaged in any business substantially identical to the Business (defined below); provided, however, that you may invest in stock, bonds or other securities in any such business (without participating in such business) if: (i)(A) such stock, bonds or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market and (B) its investment does not exceed, in the case of any capital stock of any one issuer, 5% of the issued and outstanding capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised. The term "Business" shall mean the exploration, development and production of crude petroleum and natural gas.

Further, during the Term and for a period of one year thereafter, you shall not solicit or hire, directly or indirectly, in any manner whatsoever (except in response to a general solicitation), in the capacity of employee, consultant or in any other capacity whatsoever, one or more of the employees, directors or officers or other persons (hereinafter collectively referred to as "Employees") who at the time of solicitation or hire, or in the 90-day period prior thereto, are working full-time or part-time for the Company or any of its subsidiaries and you shall not endeavour, directly or indirectly, in any manner whatsoever, to encourage any Employee to leave his or her job with the Company or any of its Subsidiaries and you shall not endeavour, directly
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June 7, 2001
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or indirectly, and in any manner whatsoever, to incite or induce any client of the Company or any of its Subsidiaries to terminate, in whole or in part, its business relations with the Company or any of its Subsidiaries.

If you agree with the terms as set forth herein, please sign both copies of this letter and return one copy to me at the above address.


Sincerely,


/s/ James C. Flores
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James C. Flores
Chairman and Chief Executive Officer



Agreed to and accepted by on this 11th day of June, 2001:


/s/ John T. Raymond
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John T. Raymond